                                          Registration No. 333-____________
===========================================================================


                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549
                            __________________

                                 FORM S-8
                          REGISTRATION STATEMENT
                     UNDER THE SECURITIES ACT OF 1933

                        MILLER EXPLORATION COMPANY
          (Exact Name of Registrant as Specified in Its Charter)
                            __________________
                   DELAWARE                           38-3379776
        (State or Other Jurisdiction of            (I.R.S. Employer
        Incorporation or Organization)          Identification Number)

            3104 LOGAN VALLEY ROAD
            TRAVERSE CITY, MICHIGAN                   49685-0348
   (Address of Principal Executive Offices)           (Zip Code)


                        MILLER EXPLORATION COMPANY
              STOCK OPTION AND RESTRICTED STOCK PLAN OF 1997
                         (Full Title of the Plan)

           KELLY E. MILLER           Copies to:      TASHIA L. RIVARD
PRESIDENT AND CHIEF EXECUTIVE OFFICER            WARNER NORCROSS & JUDD LLP
     MILLER EXPLORATION COMPANY                   900 OLD KENT BUILDING
       3104 LOGAN VALLEY ROAD                     111 LYON STREET, N.W.
 TRAVERSE CITY, MICHIGAN 49685-0348           GRAND RAPIDS, MICHIGAN 49503-2487

                    (Name and Address of Agent For Service)
                              (616) 941-0004
       (Telephone Number, Including Area Code, of Agent For Service)

                      CALCULATION OF REGISTRATION FEE
       TITLE OF                          PROPOSED MAXIMUM       PROPOSED MAXIMUM
   SECURITIES TO BE      AMOUNT TO BE      OFFERING PRICE         AGGREGATE              AMOUNT OF
      REGISTERED         REGISTERED     PER SHARE<F1><F2>    OFFERING PRICE<F1><F2>    REGISTRATION FEE
     Common Stock,   1,200,000 shares<F3>    $4.84375              $5,812,500               $1,615.88
     $.01 par value



<F1> Estimated solely for the purpose of calculating the registration fee.
<F2> On January 5, 1999, the average of the high and low prices of the
     Common Stock of Miller Exploration Company was $4.84375 per share. The registration fee is computed in accordance with Rule 457(h) and (c).
<F3> Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

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
                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by Miller Exploration Company (the "COMPANY" or the "REGISTRANT") with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") since the end of the Registrant's latest fiscal year covered by the financial statements included in the Annual Report referred to in (a) above.

          (c) The registration statement on Form 8-A for the Registrant's Common Stock, containing a description of such stock, filed with the Commission on January 28, 1998.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold from the date of filing of such documents shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.


ITEM 4.   DESCRIPTION OF SECURITIES.

          The class of securities to be offered is registered under Section 12 of the Exchange Act. A description of such securities has been incorporated by reference in Item 3(c) above.


ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Delaware law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party

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action, provided that there is a determination that indemnification is proper because the person seeking indemnification acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. Such indemnification shall be made (i) by a majority vote of disinterested directors (even though less than a quorum), (ii) by a committee of such directors designated by majority vote of such directors (even though less than a quorum), (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Without court approval, however, no indemnification may be made in respect to any derivative action in which the person is adjudged liable to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified successfully has defended the action on the merits or otherwise.

          The Company's Certificate of Incorporation provides that directors and executive officers shall be indemnified to the full extent provided by Delaware law. As to other persons who are not directors or executive officers but who may be eligible for indemnification, the Certificate of Incorporation provides that such persons may be indemnified by the Company to the extent permissible by law and the Certificate of Incorporation and as authorized by the Board of Directors. The Certificate of Incorporation further provides that the Company may purchase and maintain insurance to cover such expenses, whether or not indemnification would be permissible under Delaware law in the absence of insurance.

          The Company has entered into an Indemnity Agreement with each of its directors and executive officers which provides rights additional to those available under Delaware law or the Company's Certificate of Incorporation or Bylaws. The Indemnity Agreements provide for indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the Company or by third parties by reason of a person acting as an officer or director of the Company or of another company at the request of the Company.

          All of the above provisions could affect the liability of the Company's directors and officers in their capacities as such.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.





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
ITEM 8.   EXHIBITS.

          The following exhibits are filed or incorporated by reference as part of this registration statement:

EXHIBIT
NUMBER    DOCUMENT

4.1 Certificate of Incorporation as amended. Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-40383), and incorporated herein by reference.

4.2 Bylaws. Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-40383), and incorporated herein by reference.

4.3 Form of Specimen Stock Certificate. Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-40383), and incorporated herein by reference.

5         Opinion of Warner Norcross & Judd LLP.

23.1      Consent of Arthur Andersen LLP.

23.2 Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 above.

24        Limited Power of Attorney.

ITEM 9.     UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



























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
                                SIGNATURES


     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Traverse City, state of Michigan, on this 29th day of December, 1998.


                                  MILLER EXPLORATION COMPANY


                                  By /S/ KELLY E. MILLER
                                     Kelly E. Miller
                                     President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURE                     TITLE                    DATE


________________________       Director               ___________, 1998
C.E. Miller


/S/KELLY E. MILLER             Director (Principal    December 29, 1998
Kelly E. Miller                Executive Officer)


*/S/WILLIAM J. BAUMGARTNER     Director (Principal    December 29, 1998
William J. Baumgartner         Accounting and
                               Financial Officer


*/S/FRANK M. BURKE, JR.        Director               December 29, 1998
Frank M. Burke, Jr.


________________________       Director               __________, 1998
Dan A. Hughes, Jr.

*/S/WILLIAM CASEY MCMANEMIN    Director               December 29, 1998
William Casey McManemin


*/S/KENNETH J. FOOTE           Director               December 29, 1998
Kenneth J. Foote



*By /S/ KELLY E. MILLER
    Kelly E. Miller
    Attorney-in-Fact




































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
                             INDEX TO EXHIBITS


EXHIBIT
NUMBER   DOCUMENT

4.1 Certificate of Incorporation as amended. Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-40383), and incorporated herein by reference.

4.2 Bylaws. Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-40383), and incorporated herein by reference.

4.3 Form of Specimen Stock Certificate. Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (333-40383), and incorporated herein by reference.

5        Opinion of Warner Norcross & Judd LLP.

23.1     Consent of Arthur Andersen LLP.

23.2 Consent of Warner Norcross & Judd LLP. Included in Exhibit 5 above.

24       Limited Power of Attorney.